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                                                                  Exhibit 12.2

                          CDI GROUP, INC. & SUBSIDIARY
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


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

                                                    FISCAL YEAR           FISCAL YEAR           FISCAL YEAR
                                                        ENDED                ENDED                 ENDED
EARNINGS AVAILABLE FOR FIXED CHARGES                JULY 31, 1999         JULY 29, 2000         JULY 28, 2001
Income (loss) before income taxes                        $(92)                $(472)               $(3,719)

ADD
Interest expense                                         9,878                10,172                10,686
Interest component of rent expense                       3,477                 3,741                 4,004

Income as adjusted                                     $13,263               $13,441               $10,971

Fixed charges
Interest expense                                        $9,878               $10,172               $10,686
Interest component of rent expense                       3,477                 3,741                 4,004

Total fixed charges                                    $13,355               $13,913               $14,690

Ratio of earnings to fixed charges                        0.99                  0.97                  0.75

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